Synergetics Announces Management Transition

O'FALLON, MO--(Marketwire - April 25, 2012) - Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative microsurgical devices for ophthalmic and neurosurgical applications, announced today that Kurt W. Gampp, Jr. has informed the Company of his intention to resign as Executive Vice President and Chief Operating Officer. Mr. Gampp has made a decision to leave Synergetics to pursue another entrepreneurial venture. The effective date of his departure is the close of business on May 4, 2012.

"I have personally enjoyed working with Kurt and appreciate all his hard work and leadership since the Company's founding in 1991. On behalf of the Board of Directors and Synergetics' entire organization, I want to thank Kurt for his many contributions to the Company," commented David Hable, the Company's President and Chief Executive Officer.

"I want to thank Synergetics' employees, Board of Directors and executive team for making the past 21 years a wonderful experience for me," said Kurt W. Gampp. "I have enjoyed watching the organization grow and with the Company well-positioned for its next phase of growth, it is a good time for me to pursue other interests."

About Synergetics USA, Inc.

Through continuous improvement and development of our people, Synergetics' mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. is a leading supplier of precision surgical devices. The Company's primary focus is on the disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales distribution organizations and important strategic alliances with market leaders. The Company's product lines focus upon precision engineered, disposable and reusable devices, procedural kits and the delivery of various energy modalities for the performance of less invasive surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company's website address is http://www.synergeticsusa.com.

Forward-Looking Statements
Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended July 31, 2011, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O'Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone
Chief Financial Officer